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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 19, 2002

                                   DYNEGY INC.
             (Exact Name of Registrant as Specified in its Charter)

        Illinois                      1-15659                 74-2928353
(State or other jurisdiction  (Commission File Number)      (IRS Employer
    of incorporation)                                     Identification No.)

                           1000 Louisiana, Suite 5800
                              Houston, Texas 77002
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (713) 507-6400

                                 Not Applicable
          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS.

     On June 24, 2002, Dynegy Inc. ("Dynegy") issued a press release providing an overview of its new $2 billion capital plan designed to further strengthen liquidity, reduce debt and emphasize financial transparency and to allow Dynegy to compete in its core energy businesses. Dynegy indicated that it would reduce its common stock dividend by 50 percent beginning in the third quarter of 2002 and that it had received commitments to eliminate $301 million in credit ratings triggers. Dynegy also announced that because Arthur Andersen LLP can no longer perform services for Dynegy, Dynegy's new independent auditor, PricewaterhouseCoopers LLP, will conduct a re-audit of Dynegy's 2001 results as part of Dynegy's 2001 restatement process.

     On June 19, 2002, Dynegy issued a press release announcing that Robert D. Doty, Jr., Executive Vice President and Chief Financial Officer of Dynegy, had resigned and that Louis J. Dorey had been appointed to replace him. Dynegy issued a separate press release on June 19th announcing a targeted work force reduction impacting approximately 340 employees.

     On June 18, 2002, Michael D. Capellas advised that, in light of the demands on his time and his new responsibilities at Hewlett-Packard, he was resigning from Dynegy's Board of Directors effective immediately. Mr. Capellas' resignation was not based on any disagreement between Mr. Capellas and Dynegy.

     Copies of Dynegy's June 24, 2002 and two June 19, 2002 press releases are attached hereto as exhibits 99.1, 99.2 and 99.3, respectively, and are incorporated herein by this reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of Business Acquired - Not Applicable.

b) Pro Forma Financial Information - Not Applicable.

c) Exhibits:

     99.1 Press Release of Dynegy Inc. dated June 24, 2002.

     99.2 Press Release of Dynegy Inc. dated June 19, 2002.

     99.3 Press Release of Dynegy Inc. dated June 19, 2002.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DYNEGY INC.

                     BY:   /s/ Keith R. Fullenweider
                           -----------------------------------
                           Keith R. Fullenweider
                           Senior Vice President, Deputy General Counsel and Secretary


Dated: June 24, 2002